Exhibit 99.2
Stratos International
Q2 Conference Call Transcript
November 27, 2006
Barry Hollingsworth, Chief Financial Officer
Thank you and good afternoon everyone.
Welcome to the Stratos International fiscal 2007 second quarter conference call. With me today is Andy Harris, President and Chief Executive Officer of Stratos. Before we get started, I want to note that certain matters in this call are forward-looking statements, which are subject to a variety of risks and uncertainties. Actual results may differ materially from any future performance suggested.
These risks and uncertainties are referred to in the “Safe Harbor” language contained in our press release dated today and in our filings with the SEC under the caption “Risk Factors.”
I want to point out that we will be providing the contents of this call including Q&A in an 8-K filing with the SEC later this week. We will file our 10-Q for this quarter on December 12.
Net revenues for the second quarter of fiscal 2007 were $23.2 million. This represents a 22% increase from $19.0 million last year, and a 10% sequential increase over Q1. Q2 revenues include $196,000 of royalty fees for the licensing of active and passive optical patents. We currently have 132 patents issued and an additional 25 patents pending.
The end markets of our Q2 sales were as follows.
Telecom and enterprise: 43%. When we say enterprise, that includes the storage area network market, data com market and private business networks. 36% of our sales went to the military market. And 21% of our sales went to other categories such as industrial, medical and video.
RF Microwave sales contributed $11 million in Q2, representing a 13% increase over the prior year, and a 6% sequential increase over Q1. The largest customer within the RF Microwave group in Q2 was Lockheed Martin representing 6% of that group’s total sales in the quarter. Other large customers within RF Microwave for the quarter include General Dynamics, EDO Corporation and the National Telephone Company in Mexico — Tel Mex.
RF Microwave gross margin was 38.8% in the quarter, compared to 38% in Q1 and 43.6% in Q2 of the prior year.
The optical side of the business contributed $12 million of product sales in Q2, a 29% increase over the prior year and a 13% increase sequentially over Q1. Q2 sales within the optical group were just about evenly distributed between active and passive products. The largest customer in the optical group in Q2 was EDO Corporation at 9% of sales in that group.
Gross margin on the optical side was 37.1% in the quarter, compared to 23.7% in Q1 and 28.0% in Q2 of the prior year.
On a consolidated basis, our largest customer in Q2 represented 7% of consolidated Q2 sales.
Consolidated cost of sales in Q2 were $14.4 million. Of that amount, direct materials represented 54%, direct labor was 16% and factory overhead was 30% of our cost of sales.
Consolidated gross margin was 37.9% in Q2, compared to 35.5% in Q2 of the prior year, and 30.7% in Q1. The sequential increase in consolidated gross margin is due primarily to changes in product mix, ongoing cost reductions, and selected price increases particularly in Optical products.
Operating expenses were $8.6 million in Q2 compared to $7.9 million in the prior year and $8.4 in Q1, excluding restructuring charges that we had in Q2 of the prior year.
Total D&A in Q2 was $2.2 million and CapEx was $300,000 in the quarter. The excess depreciation over CapEx is largely due to the historical purchase of software and computer equipment. I will also point out that approximately $2.5 million of annual depreciation (about $600,000 per quarter) will be going away beginning in Q1 fiscal 2008 because we are getting to the tail end of some of our fixed asset lives.

Of the $2.2 million in Q2 D&A, $650,000 is in cost of sales and $1.6 million is in operating expenses, primarily in G&A expenses. Put another way, of our $3.7 million in G&A expense, about $1.4 million of that is D&A.
Our operating income (and I underline the word income) in Q2 2007 was $255,000, compared to an operating loss of $1.7 million last year.
Average DSO for trade accounts receivable for Q2 was 57 days. Inventory turns were 3.4 times on an annualized basis.
With that, let me turn it over to Andy Harris.
Andy Harris, Chief Executive Officer
If you have been following Stratos you probably have seen that we have taken a disciplined and measured approach in managing this business with the goal of turning this company profitable in a sustainable manner. We are very happy to report a positive quarterly net income for Stratos in the second quarter. This is our first net income in 22 quarters. This is not the result of any one-time events but instead reflects one more step in executing our strategy of pursuing niche opportunities to leverage the unique technical and operating capabilities of Stratos. As stated in our last call, we believe our growth initiatives will continue to generate increased revenue and we are beginning to see that expectation come to fruition.
Barry mentioned that 30% of our cost of sales in Q2 is factory overhead. Most of that overhead is fixed within a relevant range of sales. Most of the $8.6 million in operating expenses are fixed costs that can support a much higher level of sales, and that is why we have focused on new growth initiatives and new cross-selling opportunities within the company. Our largest customer in Q2 is a direct result of our new product initiatives and cross-selling efforts between the RF Microwave and Optical side of the business.
We remain optimistic about continuing revenue growth as reflected by our current backlog of $17.2 million. These increases in revenue are the result of efforts that we launched during the past two years that are now generating positive results. We are seeing solid growth in our suite of video products, our military optics products, radio frequency identification or RFID products, ruggedized /harsh environment products, as well as the sales of Expanded Beam optical connectivity and Advanced Fiber Products into our US markets.
We are funding additional sales development efforts in our Trompeter and Semflex groups as well as our UK operation that we expect to generate incremental revenue in future quarters. Our progress toward profitability is clearly tied to our ability to increase our revenue and that is our focus in this company.
On a consolidated basis, we continue to support a broad customer base. Within our base of active customers, our top 25 customers represented 47% of our consolidated sales in Q2. Once again, we had no customer accounting for 10% or more of total revenue in the quarter.
I’m also happy to say that we’re continuing our ongoing efforts to increase operating efficiency and thereby control our operating expenses. As a percent of total revenues, operating expenses were 36.8% in Q2, which is 3% less than the 39.8% of revenue in Q1, and 5% less than the 41.7% in Q2 of the prior year.
We believe that our positive quarterly EBITDA of $2.5 million, or annualized at $10 million, is sustainable going forward although it will fluctuate quarter by quarter due to variability in our product mix. We will continue our focus on niche products for our customers to bring value to them in our RF, Microwave, and Optical Connectivity Solutions.
Our balance sheet remains very healthy. We ended the second quarter with $26.1 million of cash and short-term investments. This compares to $27.9 million of cash and short-term investments at the end of Q1. The sequential decline of $1.8 million was primarily attributed to changes in working capital required to support future growth, and repurchases of 97,000 shares of common stock in the quarter for a cost of just under $600,000. I should also note that we stopped buying stock in mid September because of our strategic alternatives efforts. Since we began buying back our common stock in November, we have purchased 529,000 shares of common stock for $3.5 million, or an average of $6.54 per share.
We believe we are on track to further improve profitability by a combination of improving operating efficiency and new business development efforts. We have now integrated our Human Resources, IT, Finance, and Sales functions companywide. We have also initiated a cross-selling initiative to leverage the unique capability for Stratos to provide customers with product solutions that integrate both optical and electronic data transmission and connectivity functionality.
On the military front, we are gaining positive traction in the US with Stratos expanded beam technology being developed for the US Armed Forces to link tactical optical communications cables in the battlefield. Perhaps you saw our news release on this last week.
Our goal continues to turn this company into a profitable leader in the markets we serve by pursuing niche opportunities yielding high margins with a broad range of optical and electronic products.

In closing, I want to thank our employees for their continued hard work and contribution to the ongoing improvements in our company’s performance. I remain impressed and appreciative of their capabilities and dedication that gives Stratos a competitive advantage and makes us a successful company.
Question & Answer Session
Michael Coady, B Riley: Were there any particular programs that drove the sequential top line growth? You broke it down between RF Microwave and optical, but was there any particular military or other program that you can attribute that to?
Andy Harris: I don’t think I would attribute it to any one program. We’ve talked at various times about the different programs that we support in the Army, the JNN program, and the Bowman program over in Europe and there’s a program through EDO for the Marines here in the states with expanded team technology that we’ve talked about in our press release last week. All the defense contract programs that we’ve talked about in the past are continuing. We’re seeing more of a continuation and expansion of some of those as well as incremental ads. But it’s really spread across that base as opposed to being any one big hit from any one program.
Michael Coady: Okay that’s good to hear. You referenced the press release that you put out a week ago. Could you talk a little bit more about that in terms of which systems integrator you’re supplying perhaps and what your visibility into that contract is?
Andy Harris: Well this is the provision of the hermaphroditic sealed expanded beam connectors into the Marines and a significant portion of this goes through EDO and provides connectivity into the existing standard TFOCA connectors, or tactical fiber optic connector cable assembly, that has been utilized by the Marines and the U.S. Army and all the armed forces for that matter for a long time. That press release really emphasized the use of this expanded beam technology that Stratos really launched and initiated back in the late 1980’s that has been widely used in European military theatre and is being adopted here in the states. So the press release that I was referring to was an explanation of the full scope of that product and its application in this particular program here in the United States.
Michael Coady: Okay thanks. Just a couple of more, Barry maybe you could address how you were able to get G&A to continue to decline sequentially. It dropped pretty well from the first quarter.
Barry Hollingsworth: Yes the G&A line number that you see in Q2 is certainly sustainable at this level going forward. And I would expect that level for modeling purposes. It gets back to a broad range of our cost reduction efforts throughout the company. And it’s a continuous process. So I think the total $3.7 million that’s in Q2 is sustainable going forward.
Michael Coady: Okay thanks. And just the last question, the backlog at quarter end versus the most recent backlog number you have.
Barry Hollingsworth: $14.8 million at the end of Q2.
Michael Coady: Okay. And Andy, you said it was $17.2 was the most recent number.
Andy Harris: Yes, it’s $17.2 as of the end of November.
Chris McDonald, Kennedy Capital: As you look at your total product portfolio, could you help me break that down into what you would describe as products that niche applications, the areas where you’re really focusing versus those that might be characterized more in the commodity or the more commonly available product.
Andy Harris: I would characterize the commodity products being on the active transceiver side, the standard one and two-gigabit transceivers that are in a standard small form factor or special form factor housing. The niche opportunities for transceivers for instance would be low rider or miniaturized transceivers that fit on a board in a back of a router say, or a board in some kind of transmission equipment on an armored vehicle. So the niche opportunities are changing the form factor, the size, or the integration of a standard transceiver into some kind of a cabling harness or something of that type.
On the RF microwave side we’re doing any number of unique designs of data bus connectors, 1553’s and without going into too many details what we’re doing is miniaturizing the old BNC connectors and putting them together with cable assemblies that are provided in custom links with unique connectorized assemblies that are shipped on real short lead times.
We could go into the video area, flex circuits. We custom design flex circuits for particular boards that are put on. So what we’re talking about is taking real normal standard products and custom designing them to fit a unique application whether that is in a local area network, in some private enterprise, or in a military application or in some type of telecom service network.

The point is there is a very broad range of niche applications for some of this standard technology that we have the capability of custom designing for customers to meet their unique needs.
Chris McDonald: That’s helpful. I’m wondering if you look at the $23 million in revenue the company had this quarter, if it’s possible, to just give a rough estimate of how much of that revenue was driven by what you would characterize as more niche applications versus the more standard commodity type product.
Andy Harris: We’re getting to the point now where more than 50% of our revenue is the niche applications. That is a number that is growing by a few percentage points each quarter. And a year from now it’ll probably be 75% so that’s about the pace that it’s growing. And it’s been growing at that pace for about 12 to 18 months now.
Steve Baughman, Parvest Asset Management: Just wondered if you could give us an update on the real estate obviously you had one transaction that didn’t work out there in the most recent quarter. Are there other possibilities on the horizon?
Barry Hollingsworth: Yes. It is certainly on the market right now and we continue to field calls and inquiries from various industrial and residential developers right now. There’s nothing imminent and we don’t have any pending contract at the moment. But we are seeing the same level of activity that we have been prior to that.
Steve Baughman: And was there any financial impact from that transaction in the current quarter?
Barry Hollingsworth: No, none whatsoever.
Steve Baughman: Okay. So they didn’t pay for an option.
Barry Hollingsworth: Unfortunately, no.
Rob Ammann, RK Capital Management: The gross margin on the optical side improving 13 points or so sequentially here. I know last quarter was a bit anomalous in terms of mix and other impacts that got to be extremely low. But is the 37% gross margin level unusually strong? I mean should we expect that it come down from this level?
Barry Hollingsworth: Well I would say this, that as we look at the optical side of the business that the dynamics of that side of the business are such that you do see relatively wide fluctuations in gross margins particularly related to product mix far more so than what you see on the RF microwave side. And so to your question, will we continue to see that level of 37% for the optical side? Certainly within that range going forward because we’ve tweaked our mix and we focus more on the higher margin niche products. So yes that’s correct although there will be fluctuations on the optical side.
Rob Ammann: Within the range how wide a band around that 37 should we be thinking about?
Barry Hollingsworth: And that being the case certainly Q1 as we said in the last conference call was an anomaly. How wide a band? You know, I hate giving guidance on that. I guess it gets back to from a big picture we think that this consolidated gross margin that we’re at right now is certainly sustainable going forward given the overall mix of the company.
Andy Harris: We do not see anything on the horizon in terms of product mix that would cause us to go back to our performance level in Q1. And we’re also continuing to be ushered up or pushed up as that mix towards niche applications grows and the standard application or the commodity products decline. So I think it would be biased towards something closer to where we are this quarter and less so towards where we were in Q1.
Rob Ammann: In the optical business, how much of that comes out of in the current quarter or even typically comes out of backlog versus turns business the book and ship within the quarter?
Barry Hollingsworth: For instance as a point of reference, if you look at our current backlog that Andy talked about the $17.2 million, of that amount optical is about $12 million of that.
Andy Harris: My simplistic answer of that would be that 80% somewhere in that range of the revenue for the current quarter will come out of that backlog that we had going in.
Rob Ammann: Okay. And when you’re booking something in the backlog what sort of confidence do you have in the margin level that you book? I mean do you have pretty good visibility of gross margins in backlog?
Andy Harris: Yes we generally do. It’s not a surprise. The variability comes from the mix of products. We have a big mix, a big variance in margins between different product items. So when the mix changes that can make a difference but once the order is booked there tends to be relatively small variability in the gross margins.

Rob Ammann: Okay. So if backlog eeks out as you would expect it, then you’ve got pretty good visibility on gross margins so that’s what gives you the confidence that this level is within a band is pretty sustainable if not increasing over a long time period.
Barry Hollingsworth: Yes that’s absolutely correct. And we know exactly what the standard gross margins are in our backlog that’s correct.
Rob Ammann: Okay. That’s great. And on the optical side, the optical business I’m guessing it was several hundred thousand dollars EBITDA positive as a segment.
Barry Hollingsworth: Yes, right about that.
Rob Ammann: Okay. And in terms of revenue growth from here I know the backlog kind of bounces around a little bit. But you had very nice sequential growth from here. Is this a pretty good revenue level near term? Or do you think we should expect some sequential growth?
Barry Hollingsworth: Well I guess my first comment to that is our fiscal Q3 includes the holidays of November and December.
Andy Harris: So we have 10% fewer billing days this quarter than we do in any of the other three. So we are impacted by that very clearly. But outside of that every indication from bookings to everything else would indicate that our revenue would be sustainable at or above our current levels.
Michael Coady: Just a quick follow up on the inventory increase in the quarter, whatwas that was related to and if you expect that level to come down?
Andy Harris: That was simply building inventory for immediate requirements for November and December. And I would expect it to come down moderately. It’ll come down just about to beginning of Q2 levels. But then we’ll go back up down the road. It will lead our revenue by 30 to 60 days. So it is well controlled and tied to that shipment requirement that we’ve got either 30 or 60 days down the road.
Michael Coady: Okay thanks. And then just lastly any update on the strategic alternatives process?
Andy Harris: Not really at this point. We’re moving through that process at what I think everybody would consider to be a very timely pace. And we expect to get some clarity some time in the not too distant future in a matter of weeks rather than months.
Barry Hollingsworth: Okay thank you everybody for joining with us. And should you have any follow up questions, both Andy and myself will be available. Thank you.
END